Income Statement

COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE TWELVE MONTHS PERIODS ENDED AS OF DECEMBER 31, 2005 AND 2004
Figures in Thousands of Constant Ch$ as of December 31, 2005

	2005	2004

NET CASH PROVIDED BY USING IN OPERATING ACTIVITIES	221,612,844	229,908,577

Net income (Gain)	25,183,320	322,847,306

Result in sales of assets	21,291	-488,304,062

Gain (loss) in sale of fixed assets	21,291	15,848
Gain on sales of investments	0	-488,319,910

Charges (credits) to income not affecting cash flows:	228,225,830	428,710,260

Depreciation	196,787,652	242,685,555
Intangibles amortization	4,747,635	2,668,816
Write-off and provisions	24,390,021	36,829,675
Equity earnings from related companies (less)	-1,712,369	-746,237
Equity losses from related companies	32,510	184,069
Amotization of goodwill	1,583,561	145,456,819
Price-level restatement (net)	-1,944,827	4,316,612
Gain (loss) on foreign currency transactions	-956,052	-13,621,976
Other credits not affecting cash flows	-285,247	-1,039,613
Other charges not affecting cash flows	5,582,946	11,976,540

Decrease (increase) in current assets:	64,645,556	-4,415,008

(Increase) Decrease in trade receivables	-5,897,035	-14,002,715
(Increase) Decrease in inventories	2,201,866	-13,984,502
(Increase) Decrease in other current assets	68,340,725	23,572,209

Increase (decrease) in current liabilities:	-96,493,245	-29,223,146

Increase (decrease) in due to related companies,
related with operating activities	-72,924,798	-64,021,285
Increase (decrease) in accrued interest payable	1,712,871	-7,600,952
Increase (decrease) in income tax payable, net	-23,268,100	45,884,002
Increase (decrease) in other accounts payable
related with non operating result	1,692,456	-6,629,932
Increase (decrease) in value-added tax, net, and other	-3,705,674	3,145,021

Income ( loss) of minority interest	30,092	293,227

COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE TWELVE MONTHS PERIODS ENDED AS OF DECEMBER 31, 2005 AND 2004
Figures in Thousands of Constant Ch$ as of December 31, 2005

	2005	2004

NET CASH PROVIDED BY FINANCING ACTIVITIES	-201,169,876	-882,678,601

Liabilities with the public	69,016,189	36,114,909
Other financing disbursements	0	-
Repayment of dividends (less)	-115,741,080	-656,668,881
Repayment of loans (less)	-34,371,403	-17,803,026
Repayment of liabilities with the public (less)	-120,073,582	-221,198,890
Repayment of loans to related companies (less)	0	-23,122,713
Other payments by financing
Repayment of loans (less)

NET CASH USED IN INVESTING ACTIVITIES	-86,438,532	786,750,902

Sale of fixed assets	1,237,690	185,606
Additions to fixed assets (less)
Sale of permanent investments	0	705,732,280
Permanent investments	-48,571	-
Sale of other investments	11,893,733	17,692,651
Collection of loans from related companies	0	176,165,990
Other revenues from investments	26,313	-
Additions to fixed assets (less)	-72,065,962	-91,376,669
Investments in financial instruments (less)	-18,752,651	-11,323,231
Other investment disbursements (less)	-8,729,084	-10,325,725

NET CASH FLOW FOR THE PERIOD	-65,995,564	133,980,878

PRICE-LEVEL RESTATEMENT EFFECT ON CASH AND CASH EQUIVALENTS	-1,542,004	-6,575,576

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	-67,537,568	127,405,302

CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	162,799,128	35,393,826

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	95,261,560	162,799,128

Última actualización 28/01/06
Por Telefónica CTC Chile